Exhibit 99.1

iPayment Reports Results for Fourth Quarter and Full Year 2011

NEW YORK--(BUSINESS WIRE)--March 22, 2012--iPayment Holdings, Inc. (“Holdings”) and iPayment, Inc. (“iPayment” or the “Company”) today announced financial results for the three months and year ended December 31, 2011. All operations are conducted through iPayment and its subsidiaries. Holdings is a holding company that does not have any operations or material assets other than its ownership of iPayment and its subsidiaries. The financial results of Holdings are substantially the same as those of iPayment with the exception of interest expense, tax provision (benefit) and net income (loss). The financial results discussed below represent those of iPayment and its consolidated subsidiaries, except where otherwise noted.

Revenues decreased 3.9% to $173.6 million for the fourth quarter of 2011 from $180.6 million for the fourth quarter of 2010. Revenues, net of interchange, were $89.9 million for the fourth quarter of 2011, up 3.6% compared to $86.8 million for the fourth quarter of 2010. Net loss was approximately $4.0 million for iPayment and its consolidated subsidiaries and $7.4 million for Holdings and its consolidated subsidiaries for the fourth quarter of 2011, in each case, compared to net income of $7.1 million for the same period in 2010. Net loss in the fourth quarter of 2011 was attributable to higher depreciation and amortization expense and higher interest expense as a result of the refinancing and equity redemption (collectively, the “Refinancing”) that was completed in May 2011. The Company had approximately 132,000 active merchants at the end of 2011, compared to approximately 133,000 at the end of 2010. For the fourth quarter of 2011, the Company processed $5.6 billion of total transaction volume, a 1.0% increase from the same period in 2010.

For 2011, revenues increased 1.4% to $708.8 million from $699.2 million for 2010. Revenues, net of interchange, increased 6.0% to $334.7 million for 2011 compared to $318.6 million for 2010. Net loss for 2011 was $8.5 million for iPayment and its consolidated subsidiaries and $18.0 million for Holdings and its consolidated subsidiaries, in each case, compared to net income of $22.8 million for 2010. Net loss for 2011 was attributable primarily to costs associated with the Refinancing, which totaled $18.7 million or $12.4 million after tax. In addition, the Company incurred higher interest and amortization expenses as a result of the Refinancing, as well as increased compensation expense. For 2011, the Company processed $22.7 billion of total transaction volume, which was approximately the same as in 2010.

We will file our Annual Report on Form 10-K for 2011 with the Securities and Exchange Commission (the “SEC”) tomorrow.

Conference Call

Management will hold a conference call on Friday, March 23, 2012 at 10:00 a.m. (Eastern Time) to discuss its 2011 fourth quarter and full year results. Participants should dial 913-312-0686 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on March 23, 2012 and will continue to be available through March 31, 2012. You can access the replay by dialing 719-457-0820 and entering Confirmation Code 8409542.

The live broadcast of iPayment’s quarterly conference call will be available online at www.ipaymentinc.com or http://www.videonewswire.com/event.asp?id=85881 on March 23, 2012 beginning at 10:00 a.m. (Eastern Time). The online replay will be available at approximately 12:00 p.m. (Eastern Time) on March 23, 2012 and will continue to be available for one week.

Safe Harbor Provisions

Information in this press release may contain “forward-looking statements” about Holdings and iPayment. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from our current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing our indebtedness; actions taken by our bank sponsors; migration of merchant portfolios to new bank sponsors; our reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by our competitors; and risks related to the integration of companies and merchant portfolios that we have acquired or may acquire. These and other risks are more fully disclosed in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About iPayment

iPayment provides credit and debit card payment processing services to small merchants across the United States. iPayment’s payment processing services enable merchants to accept credit cards from VISA, MasterCard, American Express, Discover and Diners Club, as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs. iPayment provides services to approximately 132,000 merchants throughout the United States.

CONTACT:
iPayment, Inc.
Mark Monaco, 212-802-7200
Chief Financial Officer